===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the
                                                 Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               COST-U-LESS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           CALCULATION OF FILING FEE

===================================================================================================================
                                                 Per unit price or other         Proposed
                                                   underlying value of           maximum
Title of each class of   Aggregate number of       transaction computed         aggregate
 securities to which     securities to which     pursuant to Exchange Act        value of
transaction applies:     transaction applies             Rule 0-11:            transaction        Total Fee Paid
-------------------------------------------------------------------------------------------------------------------
===================================================================================================================

[ ]   Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and indentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
                                ------------------------------------------------

    (2)  Form, Schedule, or Registration Statement no.:
                                                       -------------------------

    (3)  Filing Party:
                      ----------------------------------------------------------

    (4)  Date Filed:
                    ------------------------------------------------------------
================================================================================

                             [LOGO OF COST-U-LESS]

April 6, 2001

Dear Cost-U-Less, Inc. Shareholders:

  I am pleased to invite you to the Cost-U-Less Annual Meeting of Shareholders. This year's annual meeting will be at 10:00 a.m. on Tuesday, May 8, 2001 at the Doubletree Hotel (Factoria Room), 300 112th Ave. S.E., Bellevue, Washington.

  The accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement describe the formal business to be conducted at the meeting.

  We hope you can join us on May 8th. Whether or not you can attend, please read the attached Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

                                          Sincerely,
                                          /s/ Martin P. Moore
                                          Martin P. Moore
                                          Secretary

                               COST-U-LESS, INC.
                  8160-304th Avenue S.E., Building 3, Suite A
                           Preston, Washington 98050

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held Tuesday, May 8, 2001

Dear Cost-U-Less Shareholders:

  On Tuesday, May 8, 2001, Cost-U-Less, Inc. will hold its Annual Meeting of Shareholders at the Doubletree Hotel (Factoria Room), 300 112th Ave. S.E., Bellevue, Washington. The Annual Meeting will begin at 10:00 a.m. The record date for the meeting has been set at March 28, 2001. At the Annual Meeting we will ask you to:

  (1) Consider an amendment to, and an increase in, the maximum number of shares that may be issued under the Company's 1998 Stock Incentive Compensation Plan;

  (2) Ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 30, 2001; and

  (3)  Transact any other business properly presented at the meeting.

   Only shareholders that owned stock at the close of business on March 28, 2001 will be entitled to notice of and to vote at this meeting or any adjournments that may take place. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose related to the meeting, during ordinary business hours at the Company's principal offices.

  To assure your representation at the Annual Meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          By Order of the Board of Directors,

                                          /s/ Martin P. Moore

                                          Martin P. Moore
                                          Secretary

                               COST-U-LESS, INC.

                               ----------------

                                PROXY STATEMENT
         For Annual Meeting of Shareholders to be held on May 8, 2001

                               ----------------

  The Board of Directors of Cost-U-Less, Inc. ("Cost-U-Less" or the "Company") is sending you this Proxy Statement in connection with its solicitation of proxies for use at the Cost-U-Less 2001 Annual Meeting of Shareholders. The Annual Meeting will be held at the Doubletree Hotel (Factoria Room), 300 112th Ave. S.E., Bellevue, Washington, on Tuesday, May 8, 2001 at 10:00 a.m. This Proxy Statement and accompanying form of proxy are being first sent or given to the shareholders of Cost-U-Less on or about April 6, 2001.

                      SOLICITATION AND VOTING OF PROXIES

Record Date and Outstanding Shares

  Only those shareholders that owned shares of the Company's common stock at the close of business on March 28, 2001, the record date for the Annual Meeting, are entitled to vote at the annual meeting. On the record date, there were 3,606,376 shares of the Company's common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting.

Quorum

  The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

Revocability of Proxies

  All valid proxies received before the meeting will be exercised. If you give your proxy to Cost-U-Less, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

  .  notifying the Secretary of Cost-U-Less in writing before the Annual
     Meeting;

  . delivering to the Secretary of Cost-U-Less before the Annual Meeting a signed proxy with a later date; or

  .  attending the Annual Meeting and voting in person.

Voting

  You are entitled to one vote for each share of common stock you hold. The proposal to amend the Company's 1998 Stock Incentive Compensation Plan and the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2001 will be approved if the number of votes cast in favor of the applicable proposal by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, exceeds the number of votes cast against it. Abstentions from voting will have no effect on these proposals since they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals.

  If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted (i) "FOR" the amendment to the Company's 1998 Stock Incentive Compensation Plan, and (ii) "FOR" the ratification of the appointment of

Ernst & Young LLP as auditors for Cost-U-Less for 2001. Cost-U-Less is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

  Brokers who hold shares for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

Solicitation of Proxies

  Proxies will be solicited by certain of the directors, officers and regular employees of Cost-U-Less, without payment of any additional compensation to them. The Company may also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by Cost-U-Less. In addition, Cost-U-Less may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

                         INFORMATION ABOUT COST-U-LESS

Directors

  This section sets forth for the Company's current directors, including information concerning their age and background.

                                                                       Director
           Name              Position With the Company             Age  Since
           ----              -------------------------             --- --------
Class I directors nominated
 for election at the 2001
 Annual Meeting of
 Shareholders:
None

Class II directors whose
 terms expire at the 2002
 Annual Meeting of
 Shareholders:
David A. Enger.............  Chairman of the Board                  55   1993
Gary W. Nettles............  Director                               49   1996

Class III directors whose
 terms expire at the 2003
 Annual Meeting of
 Shareholders:
Wayne W. Keener............  Director                               63   1989
George C. Textor...........  Director                               56   1998
J. Jeffrey Meder...........  President and Chief Executive Officer  49   1999

Continuing Directors Until 2002

  David A. Enger has been a Director of Cost-U-Less since 1993 and has served as Chairman of the Board since 2000. Mr. Enger has served since 1992 as Executive Vice President of Keener's, one of the Northwest's largest distributors of fresh foods. In 1990, Mr. Enger founded the Business & Banking Institute, where he currently engages in business and banking consulting and training. From 1980 to 1990, Mr. Enger served as a principal of Management Advisory Services, Inc., a business and banking consulting firm which he co-founded in 1980. From 1976 to 1980, Mr. Enger was a vice president of Seafirst Bank. Mr. Enger serves as a director of Keener's, Colmac Industries, Inc., a dry-cleaning equipment manufacturer, and Colmac Coil Manufacturing, Inc., a heating and air-conditioning coils manufacturer.

  Gary W. Nettles has been a Director of Cost-U-Less since 1996. Mr. Nettles is a certified public accountant and President of Guchereau & Nettles, an accounting firm located in Costa Mesa, California, where he has worked since 1987.

Continuing Directors Until 2003

  Wayne V. Keener has been a Director of Cost-U-Less since 1989. Since 1960, Mr. Keener has been the President and Chief Executive Officer of Keener's, Inc.--dba K&N Meats ("Keener's"), of which he has been a 50% owner since 1989. Mr. Keener serves as a director of both the National Meat Association and the North American Meat Association.

  George C. Textor has been a Director of Cost-U-Less since January, 1998. Mr. Textor is a general partner of Capstan Partners, a Seattle-based private equity investment fund which he co-founded in 1988. From 1982 to 1988, Mr. Textor was a founding general partner of Cable Howse & Ragen (now Ragen MacKenzie Group Incorporated), an investment banking and brokerage firm located in the Pacific Northwest. Mr. Textor serves as a director of Pyramid Breweries, Inc., a public company that makes specialty beers.

  J. Jeffrey Meder became the President and CEO of Cost-U-Less in September, 1999. Previously, he served as co-founder and President/Chief Executive Officer of Drug Emporium, N.W. He had provided overall direction and vision for that Company since 1981. During that time, he led the growth of the Company to twenty stores with over $180 million in sales and employing approximately 1,600 employees in the Pacific Northwest. Prior to co-founding Drug Emporium, N.W., Mr. Meder was employed in the banking industry from 1975-1981. His last position in banking was Assistant Vice President in the Commercial Division of Huntington National Bank in Columbus, Ohio, where his responsibilities included business development and work-out loan situations.

Meetings of the Board of Directors

  During the fiscal year ended December 31, 2000, the Board of Directors of the Company held six meetings, the Audit Committee of the Board held three meetings and the Compensation Committee of the Board held three meetings. The Company has no standing nominating committee of the Board. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

  The members of the Audit Committee during fiscal 2000 were Mr. Enger, Mr. Keener, Mr. Nettles and Mr. Textor. Mr. Textor ceased to be a member of the Audit Committee in August 2000. The functions of the Audit Committee include, among others: recommending to the Board the retention of independent public auditors; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the Company's auditors. For additional information concerning the Audit Committee, see "Report of the Audit Committee" and "Principal Accounting Firm Fees."

  The members of the Compensation Committee during fiscal 2000 were Mr. Enger, Mr. Keener, Mr. Nettles and Mr. Textor. Mr. Keener and Mr. Nettles ceased to be members of the Compensation Committee in August 2000. The Compensation Committee reviews and determines the salary and bonus criteria of the Chief Executive Officer and approves stock option grants to all executive officers. For additional information about the Compensation Committee, see "Report of the Compensation Committee on Executive Compensation" and "Executive Compensation and Other Matters" below.

Compensation of Directors

  Non-employee directors of Cost-U-Less are paid $1,500 for each Board of Directors meeting attended and $250 for each committee meeting attended. Cost-U-Less also reimburses directors for travel expenses in attending meetings. Cost-U-Less has granted nonqualified stock options to its directors pursuant to individual director stock option agreements. In December 1998, the Directors were granted a 10-year, immediately exercisable option to purchase 10,331 shares of common stock at an exercise price equal to the fair market value of the underlying shares on, and a 10-year option to purchase 2,951 shares of common stock at an exercise price equal to the fair market value of the underlying shares, vesting ratably over a five-year period.

  Each director received an automatic annual grant of options to purchase 1,000 shares of common stock under the Company's 1998 Stock Incentive Compensation Plan on the date of last year's Annual Shareholders' Meeting. The Directors will again receive an automatic annual grant of options to purchase 1,000 shares of common stock under the Company's 1998 Stock Incentive Compensation Plan on the date of the 2001 Annual Shareholders' Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 20, 2001, certain information regarding the beneficial ownership of Cost-U-Less common stock by:

  . each person known by Cost-U-Less to own beneficially 5% or more of our common stock;

  .  each director and nominee for director of Cost-U-Less;

  . each executive officer of Cost-U-Less for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

  .  all directors and executive officers of Cost-U-Less as a group.

  To the knowledge of Cost-U-Less, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned.

                                               Outstanding Shares
                                                 of Common Stock    Percent of
             Beneficial Owner(1)              Beneficially Owned(2)   Class
             -------------------              --------------------- ----------
The Kula Fund(3).............................        357,000           9.6%

Wayne V. Keener(4)...........................        246,964           6.8

Gary W. Nettles(5)...........................         82,081           2.3

J. Jeffrey Meder(6)..........................         70,000           1.9

Martin P. Moore(7)...........................         42,987           1.2

Roy W. Sorensen(8)...........................         35,000           1.0

David A. Enger(9)............................         21,282            *

George C. Textor(10).........................         16,282            *

Michael T. Scalzo(11)........................         14,745            *

William W. Lofgren(12).......................         14,540            *

All directors and executive officers as a
 group (9 persons)(13).......................        900,881           22.9%

--------
  *    Less than 1% of the outstanding shares of common stock.

 (1) All beneficial owners can be reached c/o Cost-U-Less, Inc., 8160-304th Ave., S.E., Bldg. 3, Ste. A, Preston, Washington 98050.

 (2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 20, 2001 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Based on the Company's most recent information. Includes 117,000 shares subject to a warrant exercisable within 60 days of March 20, 2001.

 (4) Based on the Company's most recent information and publicly filed information. Includes 221,387 shares held by Keener's and 25,282 shares subject to options exercisable within 60 days of March 20, 2001.
       Mr. Keener has sole voting and investment power with respect to the shares held by Keener's.

 (5) Based on the Company's most recent information and publicly filed information. Includes 11,807 shares held by the Alyce Christene Gangwish Irrevocable Trust of 1995, 33,582 shares held by The Lenz

      Grandchildren's Irrevocable Trust of 2000, 8,855 shares held by the Brittney Elizabeth Lenz Irrevocable Trust of 1995, and 8,855 shares held by the Cody Allan Lenz Irrevocable Trust of 1995 (for each of which Mr. Nettles acts as Co-Trustee), 700 shares held by Guchereau & Nettles SEP and 18,282 shares subject to options exercisable within 60 days of March 20, 2001.

 (6) Includes 50,000 shares subject to options exercisable within 60 days of March 20, 2001.

 (7) Includes 21,500 shares subject to options exercisable within 60 days of March 20, 2001.

 (8) Includes 30,000 shares subject to options exercisable within 60 days of March 20, 2001.

 (9) Represents 21,282 shares subject to options exercisable within 60 days of March 20, 2001.

(10) Represents 16,282 shares subject to options exercisable within 60 days of March 20, 2001.

(11) Includes 8,730 shares subject to options exercisable within 60 days of March 20, 2001.

(12) Represents 14,540 shares subject to options exercisable within 60 days of March 20, 2001.

(13) Includes 322,898 shares subject to warrants and options exercisable within 60 days of March 20, 2001.

                              EXECUTIVE OFFICERS

  The following persons are executive officers of Cost-U-Less as of March 20, 2001, who will serve in the capacities noted until the election and qualification of their successors. Each officer named below is expected to be re-elected at the Board meeting to be held on May 8, 2001.

          Name           Age             Positions and Offices With Cost-U-Less
          ----           ---             --------------------------------------
J. Jeffrey Meder(1).....  49 President and Chief Executive Officer
Roy W. Sorensen(2)......  47 Vice President, Chief Operating Officer
Martin P. Moore(3)......  44 Vice President, Chief Financial Officer, Secretary & Treasurer
William W. Lofgren(4)...  38 Vice President, Information Systems
Michael T. Scalzo(5)....  36 Vice President, Business Development

-------
(1)  For a biographical summary of J. Jeffrey Meder, see "Directors."

(2) Roy W. Sorensen joined the Company as Vice President, Chief Financial Officer of Cost-U-Less in September 1999 before becoming Vice President, Chief Operating Officer in August 2000. Previously, Mr. Sorensen served as CFO and Treasurer of Drug Emporium NW. In this capacity, he played a key role in successfully negotiating the sale of the company in July 1998 to Longs Drugs, a $3.1 billion regional retailer. He also has held various executive financial positions with other companies in the Pacific Northwest, including Seattle Lighting Fixture Co., Egghead Software, and Seafirst Corporation. Mr. Sorensen holds a CPA license, and received his MBA from the University of Puget Sound.

(3) Martin P. Moore joined the Company in December 1998 as corporate controller before becoming Vice President, Chief Financial Officer in August 2000. Previously, Mr. Moore served as Manager of Corporate Planning & Reporting at ATL Ultrasound, Inc., a $500 million medical equipment manufacturer that was acquired by Philips Electronics in 1998. Mr. Moore received his MBA from Seattle University in 1993.

(4) William W. Lofgren joined the Company in 1992 as information systems manager before becoming operations manager in 1996 with overall operational responsibility for Cost-U-Less' stores. He was promoted to Vice President, Information Systems in April 1999. Previously, Mr. Lofgren served as electronic maintenance manager of Costco from 1986 to 1991.

(5) Michael T. Scalzo assisted in creating Cost-U-Less' buying office and was one of the original buyers for the Company in 1992. Mr. Scalzo became general merchandise manager in 1995, was promoted to Vice President, Merchandising in April 1999, and then to Vice President, Business Development in March 2000.

                          SUMMARY COMPENSATION TABLE

Executive Compensation

  The following table sets forth certain compensation information as to (i) the Chief Executive Officer of Cost-U-Less, (ii) the four other most highly compensated executive officers and (iii) one other executive officer who would have been included among the four other most highly compensated executive officers had he continued to serve as an executive officer through December 31, 2000 (the "Named Executive Officers") for services rendered in all capacities for Cost-U-Less during the fiscal years ended December 31, 2000, December 26, 1999 and December 27, 1998.

                                                       Long-Term
                                                      Compensation
                                                         Awards
                                         Annual       ------------
                                      Compensation       Shares     All Other
                                   ------------------  Underlying  Compensation
 Name and Principal Position  Year  Salary  Bonus ($) Options (#)     ($)(1)
 ---------------------------  ---- -------- --------- ------------ ------------
J. Jeffrey Meder(2).......... 2000 $229,387  $11,498     50,000      $15,859
 President, Chief Executive   1999   67,500    8,975        --         2,500
  Officer                     1998      --       --         --           --

Roy W. Sorensen(3)........... 2000 $127,347  $ 6,387     30,000      $ 1,297
 Vice President, Chief        1999   30,289    3,515        --           --
  Operating Officer           1998      --       --         --           --

Martin P. Moore(4)........... 2000 $ 95,250  $ 4,797     60,000      $ 2,625
 Vice President, Chief        1999   80,077   22,500      2,500        2,500
  Financial Officer,          1998    4,038      --       2,500          --
  Secretary and Treasurer

Michael T. Scalzo(5)......... 2000 $124,808  $33,090      5,000      $ 2,625
 Vice President, Business     1996  120,000   13,104     10,000        2,500
  Development                 1998  114,787   11,324      4,451        2,500

William W. Lofgren(6)........ 2000 $123,750  $ 6,050        --       $ 2,625
 Vice President, Information  1999  110,000   12,012     10,000        2,500
  Systems                     1998  107,787   10,570      2,000        2,500

Michael J. Rose(7)........... 2000 $176,923      --         --       $ 8,981
 Former Chairman of the Board 1999  250,000      --         --         3,700
                              1998  250,000  $37,000     28,041        5,860

--------
(1) Consists of matching contributions to the Cost-U-Less 401(k) profit-sharing plan, auto allowances and payments of disability insurance premiums, if applicable. Mr. Rose's 2000 other compensation includes $7,250 for board services.
(2)  J. Jeffrey Meder joined the Company in September 1999.
(3)  Roy W. Sorensen joined the Company in September 1999.
(4) Martin P. Moore joined the Company in December 1998 and was promoted to Vice President, Chief Financial Officer, Secretary and Treasurer in August 2000.
(5) Michael T. Scalzo was promoted to Vice President, Business Development in March 2000.
(6) William W. Lofgren was promoted to Vice President, Information Systems in April 1999.
(7)  Michael J. Rose left the Company in August 2000.

Stock Option Grants in Fiscal 2000

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2000, to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           Potential
                                                                                        Realizable Value
                                                                                           at Assumed
                                               Individual Grants                        Annual Rates of
                         --------------------------------------------------------------   Stock Price
                               Number of       Percent of Total                         Appreciation for
                         Securities Underlying Options Granted    Exercise               Option Term(4)
                                Options          to Employees      Price     Expiration ----------------
          Name              Granted (#)(1)      in Fiscal Year  ($/Share)(2)  Date(3)   5% ($)  10% ($)
          ----           --------------------- ---------------- ------------ ---------- ------- --------
J. Jeffrey Meder .......        50,000               28.1%         $1.438     10/23/10  $45,218 $114,590
Roy W. Sorensen ........        30,000               16.8%         $1.438     10/23/10   27,131   68,754
Martin P. Moore ........        60,000               33.7%         $1.500      7/10/10   56,601  143,437
Michael T. Scalzo ......         5,000                2.8%         $2.625       3/6/10    8,254   20,918
William W. Lofgren .....           --                 --              --           --       --       --
Michael J. Rose.........           --                 --              --           --       --       --

--------
(1) Per the terms of the Cost-U-Less Stock Option Plan of Issuance. Mr. Meder and Mr. Sorensen's options vested fully upon the date of grant. Mr. Moore's options vest at the rate of 1/3 on the date of grant and 1/3 per year thereafter. Mr. Scalzo's options vest ratably over five years.

(2) The exercise price of the options is equal to the closing price of the common stock as of the day of grant.

(3) All options granted in 2000 terminate 10 years from the date of grant.

(4) The future values of current year grants assume appreciation of 5% and 10% per year over the 10-year option period, as required by applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the common stock price. The actual values realized depends on the future performance of the common stock and overall market conditions, and may be greater or less than the potential realizable values set forth in the table.

Stock Option Exercises in Fiscal 2000 and Year-End Values

  The following table sets forth certain information concerning exercises of options to purchase the Company's common stock in the fiscal year ended December 31, 2000, and unexercised options held as of December 31, 2000, by the Named Executive Officers.

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                           Shares                  Unexercised Options at    In-the-Money Options at
                         Acquired on                 Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
J. Jeffrey Meder .......      --          --        50,000          --           --           --
Roy W. Sorensen ........      --          --        30,000          --           --           --
Martin P. Moore.........      --          --        21,500       43,500          --           --
Michael T. Scalzo ......      --          --         6,730       15,672          --           --
William W. Lofgren .....      --          --        12,540        9,790          --           --
Michael J. Rose.........      --          --           --           --           --           --

--------
(1) Stock options are valued based upon the closing price of a share of common stock as reported on the Nasdaq National Market on December 31, 2000 ($1.0312 per share).

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  In September 1999, the Company entered into an Executive Compensation and Benefits Agreement with J. Jeffrey Meder, the President and Chief Executive Officer of the Company (the "Agreement"), effective on September 1, 1999 (the "Effective Date"). The Agreement provides for the payment to Mr. Meder of a salary of $225,000 on an annualized basis for the first year of the Agreement, subject to Board of Directors' review in subsequent years. Mr. Meder is eligible to participate in the Company's bonus plan. In 2000, Mr. Meder was granted an option under the Company's 1998 Stock Incentive Compensation Plan to purchase 50,000 shares of the Company's common stock. See "Option Grants in Last Fiscal Year" table. The Agreement also provides for the following severance benefits if Mr. Meder's employment with the Company terminates other than for cause (as defined in the Agreement), death, disability or change of control: (a) a lump sum payment equal to 12 months' of Mr. Meder's base compensation at the time of termination, and (b) the continuation of Company-paid benefits for up to one year. If Mr. Meder's employment with the Company terminates for cause, death or by Mr. Meder, Mr. Meder shall not be entitled to severance pay or benefits under the Agreement. The Company may terminate Mr. Meder's employment for disability under certain circumstances without any obligation to provide severance pay or benefits to Mr. Meder. In the event of a change of control of the Company, if Mr. Meder's employment with the Company is terminated other than for cause within 12 months following the change of control or if Mr. Meder resigns from employment following a material alteration in his position following the change of control, Mr. Meder is entitled to receive the benefits described in clauses (a) and (b) above.

  In March 2000, the Company entered into an agreement with Michael T. Scalzo, Vice President, Business Development of the Company (the "Scalzo Agreement"). The Scalzo Agreement provides for Mr. Scalzo to receive a salary subject to review by the Chief Executive Officer. Pursuant to the Scalzo Agreement, Mr. Scalzo is entitled to receive options under the Company's 1998 Stock Incentive Compensation Plan to purchase 10,000 shares of the Company's common stock. In 2000, Mr. Scalzo was granted an option under the Company's 1998 Stock Incentive Compensation Plan to purchase 5,000 shares of the Company's common stock. See "Option Grants in Last Fiscal Year" table. Mr. Scalzo will be awarded severance pay equal to one month of his base salary at the time of termination for each year of service. If the Company terminates the employment of Mr. Scalzo for cause (as defined in the Scalzo Agreement), no severance will be paid.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Mr. Nettles, Mr. Enger, Mr. Keener and Mr. Textor served on the Compensation Committee of the Board of Directors for the past fiscal year. In August 2000, Mr. Textor became the Chairman of the Compensation Committee and also serves as president of Guchereau & Nettles, an accounting firm. Mr. Enger has served as Executive Vice President of Keener's, Inc. (dba K&N Meats) ("Keener's) since 1992, in addition to serving as a director. Mr. Enger also serves as a director of Colmac Industries, Inc. and Colmac Coil Manufacturing, Inc.
Mr. Keener has served as the president and chief executive officer of Keener's since 1960 and also serves as a director of both the National Meat Association and the North American Meat Association. Mr. Textor serves as a general partner of Capstan Partners, an investment banking firm, and also serves as a director of Pyramid Breweries, Inc., Flow Solutions, Inc. and Keener's. During the fiscal year ended December 31, 2000, the Company purchased approximately $134,000 of product from Keener's. The Company believes that the terms of these purchases were no less favorable to the Company than those available from third parties.

Certain Relationships and Related Transactions

  Concurrent Reg. S Placement to Kula Fund. During 1997 and 1998, Cost-U-Less discussed with Commonwealth Development Corporation a range of potential business relationships. On July 23, 1998 these discussions concluded with the sale of 160,000 shares of common stock to the Kula Fund in a private placement (the "Concurrent Reg. S Placement") at a price of $7.00 per share, concurrent with the Company's initial public offering, and the sale, for nominal consideration, of a warrant to purchase 117,000 shares of common stock at an exercise price of $8.40 per share. This warrant contains standard net issuance provisions (permitting the holder to exchange the warrant for a lesser number of shares based on the then-current market value of the common stock) and is exercisable at any time until July 23, 2002. These transactions were structured to meet the requirements of the exclusion from registration provided by Regulation S under the Securities Act of 1933, as amended.

  Gevirtz Option. In January 1998, Donald L. Gevirtz, who was then a director of Cost-U-Less, was granted a 10-year, immediately exercisable option to purchase up to 88,554 shares of common stock at an exercise price of $7.62 per share in connection with his appointment to the Board of Directors. In order to encourage Mr. Gevirtz to join the Board of Directors, the Board granted him an option with a per share exercise price that was less than the fair market value of the common stock on the date of grant. Cost-U-Less therefore recognized a compensation expense of $75,000 in the first quarter of fiscal 1998 in connection with this grant. In October 1998, Cost-U-Less offered directors with options having exercise prices greater than $7.00 per share the opportunity to surrender those options and receive new options with an exercise price of $7.00 per share. With the exception of the exercise price, a six-month blackout on exercise and a six-month delay in vesting, the terms of the new options are identical to the terms of the old options. Although Mr. Gevirtz resigned in 1999, he still has the option to purchase these shares for two years from his date of resignation.

  Employment of Gerald J. Rose. Gerald J. Rose, the brother of Michael J. Rose, the former Chairman of the Board of Cost-U-Less, was employed by Cost-U-Less from January, 1993 through April, 2000 as logistics manager for general offshore operations of Cost-U-Less. His compensation (including severance) was approximately $110,000 in fiscal 2000.

  Purchases of Product From Beneficial Owner. Cost-U-Less has purchased product from Keener's, a company that beneficially owns more than 5% of the common stock and that is 50% owned by Wayne V. Keener, a director of Cost-U-Less. David A. Enger, an Executive Vice President and director of Keener's, is also a director of Cost-U-Less. Cost-U-Less purchased from Keener's approximately $134,000 of product in fiscal 2000. Cost-U-Less believes that the terms of these purchases were no less favorable to Cost-U-Less than those available from independent third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers, directors and persons who own more than 10% of a registered class of equity securities of Cost-U-Less to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish Cost-U-Less with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms it received and written representations from certain reporting persons that no forms were required for those persons, Cost-U-Less believes that all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with by such persons. However, due to clerical error, the year-end Form 5 filing for Messrs. Enger, Nettles, Keener and Textor may not have been timely filed.

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total shareholder return on the shares of common stock of Cost-U-Less during fiscal year 2000 (commencing on July 23, 1998, the date on which Cost-U-Less became a publicly held corporation) with the cumulative total return of the Nasdaq Stock Market Index
(US) and the Nasdaq Retail Trade Stocks Index over the same period (assuming an investment of $100 in the common stock, stocks comprising The Nasdaq Stock Market Index (US), and the stocks comprising the Nasdaq Retail Trade Stocks Index on July 23, 1998, and the reinvestment of all dividends).

               Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                               Cost U Less, Inc.

                     Prepared by the Center for Research in Security Prices Produced on 03/14/2001 including data to 12/29/2000



                       [PERFORMANCE GRAPH APPEARS HERE]

CRSP Total
Returns Index for:        07/1998  12/1998  06/1999  12/1999  06/2000  12/2000
------------------        -------  -------  -------  -------  -------  -------
Cost U Less, Inc.          100.0     75.0     67.9     58.9     21.4     14.7
Nasdaq Stock Market
  (US Companies)           100.0    113.2    140.8    208.1    208.2    128.4
Nasdaq Retail Trade
  Stocks                   100.0     97.2     96.6     87.0     63.0     53.9
SIC 5200-5599, 5700-5799,
  5900-5999 US & Foreign

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 07/23/1998.

        REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company's Board of Directors. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary levels.

  The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives.

  Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) individual performance of executive officers for the previous fiscal year, and (ii) financial results of the Company for the previous year.

  The Company strongly believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with those of the shareholders, and therefore makes periodic grants of stock options under the Company's 1998 Stock Incentive Compensation Plan. The size of an option grant to an executive officer has generally been determined with reference to the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations. In 2000, the Compensation Committee approved stock option grants to certain of the executive officers consistent with these criteria. See "Option Grants in Last Fiscal Year."

  Mr. Meder's compensation as President and Chief Executive Officer includes
(i) base salary, (ii) annual incentive bonuses and (iii) stock option grants. The determination of Mr. Meder's base salary is based upon assessments of individual performance and achievement of predetermined operating goals that are established annually by the Board of Directors. Assessments of individual performance include objective standards and subjective evaluations of the value of Mr. Meder's contributions. Mr. Meder's base salary for fiscal 2000 was set at $225,000. The Compensation Committee granted Mr. Meder a stock option for 50,000 shares under the 1998 Stock Incentive Compensation Plan.

  The Company has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1998 Stock Incentive Compensation Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. To the extent that total non-exempt compensation exceeds $1,000,000 in fiscal 2000 or any subsequent year, it will not be deductible. The Committee does not believe that in general other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          George C. Textor
                                          David A. Enger

                         REPORT OF THE AUDIT COMMITTEE

  The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000. The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended by SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees) and has discussed with Ernst & Young LLP their independence from the Company.

  The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on June 6, 2000, a copy of which is attached as Appendix "A" to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers.

  Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Gary W. Nettles
                                          David A. Enger
                                          Wayne V. Keener

                     PROPOSAL 1: APPROVAL OF AMENDMENT OF
                    1998 STOCK INCENTIVE COMPENSATION PLAN


  The board of directors adopted the 1998 Stock Incentive Compensation Plan (the "1998 Plan"), on April 28, 1998 and the shareholders approved the adoption of the plan on May 13, 1998. Currently, the maximum number of shares issuable under the 1998 Plan is 500,000. Because the use of options is an important factor in attracting and retaining qualified employees and consultants, the board of directors has amended the 1998 Plan, subject to shareholder approval, to increase the maximum number of shares issuable under the 1998 Plan by 500,000 shares, to a total of 1,000,000 shares.

  The Internal Revenue Code of 1986 (the "Code") limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable Cost-U-Less to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with awards granted under the 1998 Plan, the board of directors has amended the 1998 Plan, subject to shareholder approval, to limit to 500,000 the maximum number of shares for which awards may be granted to any employee in any fiscal year. However, Cost-U-Less' stock option grants typically do not approach this limit.

  The shareholders are now being asked to approve the increase in the number of shares issuable under the 1998 Plan by 500,000 shares, from 500,000 shares to 1,000,000 shares, the grant limit and other modifications. The board of directors believes that approval of these amendments is in the best interests of Cost-U-Less and our shareholders because (1) the availability of an adequate reserve of shares under the 1998 Plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the shareholders and (2) approval of the grant limit will allow

Cost-U-Less to continue to deduct compensation related to awards granted under the 1998 Plan for federal income tax purposes.

Summary of the provisions of the 1998 Plan

  The following summary of the 1998 Plan is qualified in its entirety by the specific language of the 1998 Plan, a copy of which is available to any shareholder upon request.

  General. The 1998 Plan provides for the grant of incentive stock options ("ISOs") and nonstatutory stock options, as well as stock awards. As of March 20, 2001, Cost-U-Less had outstanding options under the 1998 Plan to purchase an aggregate of 481,094 shares. As of March 20, 2001, no options to purchase shares of common stock granted pursuant to the 1998 Plan had been exercised, and there were 18,906 shares of common stock available for future grants under the 1998 Plan, without taking the proposed share reserve increase into account.

  Shares subject to the 1998 Plan. Currently, a maximum of 500,000 shares of the authorized but unissued or reacquired common stock of Cost-U-Less may be issued pursuant to the 1998 Plan. The board has amended the 1998 Plan, subject to shareholder approval, to increase the maximum number of shares issuable under the 1998 Plan to 1,000,000 shares.

  In the event of any stock dividend, stock split, reverse stock split, combination, reclassification, or similar change in the capital structure of Cost-U-Less, appropriate adjustments will be made to the shares subject to the 1998 Plan, to the proposed grant limit and to outstanding options. To the extent any outstanding award under the 1998 Plan expires or terminates prior to exercise in full, or if Cost-U-Less repurchases shares issued upon exercise of an award at the purchaser's original cost, the shares of common stock for which that award is not exercised or the repurchased shares are returned to the 1998 Plan and will again be available for issuance under the 1998 Plan.

  Administration. The board of directors or a duly appointed committee of the board may administer the 1998 Plan. With respect to the participation of individuals whose transactions in Cost-U-Less's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the 1998 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 1998 Plan, the board determines the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each award, and all other terms and conditions of the awards. The board will interpret the 1998 Plan and awards granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the 1998 Plan or any award under the plan.

  Eligibility. Generally, all employees, directors and consultants of Cost-U-Less or of any present or future parent or subsidiary corporations of Cost-U-Less are eligible to participate in the 1998 Plan. Any person eligible under the 1998 Plan may be granted a nonstatutory option or a stock award. However, only employees may be granted ISOs. In addition, subject to shareholder approval, the board has amended the 1998 Plan to provide that during any fiscal year of Cost-U-Less, no employee may receive awards under the plan for more than a total of 500,000 shares.

  Terms and conditions of awards. Each award granted under the 1998 Plan is evidenced by a written agreement between Cost-U-Less and the optionee specifying the number of shares subject to the award and the other terms and conditions of the award. For options, the exercise price per share must equal at least the fair market value of a share of Cost-U-Less common stock on the date of grant of an ISO and at least 85% of the fair market value of a share of our common stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Cost-U-Less or any parent or subsidiary corporation of Cost-U-Less, a "10% Shareholder," must be at least 110% of the fair market value of a share of our common stock on the date of grant. The fair market value of our common stock is based on the trading price of Cost-U-Less shares on the Nasdaq SmallCap Market.

  Generally, the option exercise price may be paid in cash, by check, by tender of shares of Cost-U-Less common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, or by any combination of these. The board may nevertheless restrict the forms of payment permitted in connection with any option grant.

  The board will specify when options granted under the 1998 Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee's continued employment or service. The maximum term of an option granted under the 1998 Plan is ten years, except that an ISO granted to a 10% Shareholder may not have a term longer than five years.

  Stock awards are generally granted subject to such terms, conditions and restrictions, if any, as the board of directors shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the stock award.

  Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

  Change in control. The 1998 Plan provides that in the event of a change in control of Cost-U-Less resulting from a merger or sale of substantially all of our assets, the acquiring corporation may assume or substitute for outstanding awards granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding award, the award generally will become fully vested and exercisable prior to the date of the change in control.

  Termination or amendment. Unless sooner terminated, no awards may be granted under the 1998 Plan after April 28, 2008. The board may terminate or amend the 1998 Plan at any time, but the board may not amend the 1998 Plan without shareholder approval if such shareholder approval is required under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee.

Summary of federal income tax consequences of the 1998 Plan

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of options granted under the 1998 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under
Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date of grant or within one year following the exercise date will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Cost-U-Less will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the exercise date, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 1 year. Generally, for federal income tax purposes, Cost-U-Less should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

  The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory stock options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to Cost-U-Less with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. Cost-U-Less generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote required and board of directors' recommendation

  The affirmative vote of a majority of the votes cast on the proposal at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of our common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

  The Board of Directors recommends a vote "FOR" the amendment of the Company's 1998 Stock Incentive Compensation Plan to increase the number of shares issuable under the 1998 Plan, to establish the grant limit of 500,000 shares and other modifications.

         PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
                  AS THE INDEPENDENT AUDITORS OF COST-U-LESS

  Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for 2001. Ernst & Young LLP has audited the accounts of the Company for 2000. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to respond to appropriate questions from shareholders.

                        PRINCIPAL ACCOUNTING FIRM FEES

Fees Billed To The Company By Ernst & Young LLP During Fiscal 2000

  Audit Fees. The fees of Ernst & Young LLP for fiscal 2000 were: Annual audit
- $79,779.

  Financial Information Systems Design and Implementation Fees. There were no fees charged by Ernst & Young LLP during the fiscal year ended December 31, 2000, for professional services related to financial information systems design and implementation.

  All Other Fees. The fees of Ernst & Young LLP for the year ended December 31, 2000 for all services other than fees covered under the headings "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $56,850 including tax and benefit plan related services.

  The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for fiscal 2001.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting. Shareholders that intend to present a proposal at the 2002 Annual Meeting of Cost-U-Less must give notice of the proposal to Cost-U-Less no later than December 8, 2001 to be considered for inclusion in the proxy statement and proxy card relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and proxy card must give notice of the proposal to Cost-U-Less no fewer than 60 nor more than 90 days prior to the date of the 2002 Annual Meeting pursuant to the Bylaws of Cost-U-Less. Cost-U-Less reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

  Copies of the Cost-U-Less 2000 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies of the Annual Report may be obtained from the Secretary of Cost-U-Less, 8160-304th Ave., S.E., Bldg. 3, Ste. A, Preston, Washington 98050.

  The Cost-U-Less Annual Report on Form 10-K for the fiscal year ended December 31, 2000 was filed with the Securities and Exchange Commission on April 2, 2001. Copies of the Annual Report on Form 10-K may be obtained from the Secretary of Cost-U-Less, 8160-304th Ave., S.E., Bldg. 3, Ste. A, Preston, Washington 98050.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Martin P. Moore

                                          Martin P. Moore
                                          Secretary

Preston, Washington
April 6, 2001

                                                                     APPENDIX A

                               COST-U-LESS, INC.

                     CHARTER OF THE AUDIT COMMITTEE OF THE

                              BOARD OF DIRECTORS

I. STATEMENT OF POLICY

  This Charter (the "Charter") specifies the scope of the responsibilities of the Audit Committee (the "Committee") of the Board of Directors of Cost-U-Less (the "Company"), and how the Committee carries out those responsibilities, including the structure, processes, and membership requirements. The primary function of the Committee is to assist the Board of Directors (the "Board") in fulfilling its financial oversight responsibilities by reviewing and reporting to the Board upon (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal and external controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company's auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's financial policies, procedures and practices at all levels.

  The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by carrying out the activities enumerated in Section IV of this Charter.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

  The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A member of the Committee shall be considered independent if, among other things, such Director:

  . is not an employee of the Company or its affiliates and has not been employed by the Company or its affiliates within the past three years;

  . is not a member of the immediate family of an executive officer of the Company or its affiliates who currently serves in that role or did so during the past three years;

  . has not accepted more than $60,000 in compensation from the Company during the previous fiscal year (excluding compensation and the related benefits for Board service, retirement plan benefits or non-discretionary compensation);

  . has not been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed 5% of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

  . is not an executive of another entity on whose Compensation Committee any of the Company's current executives serves.

  All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual's financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

  The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

  The Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent auditors and management on a quarterly basis to review the Company's financial statements consistent with Section IV.A.4. below.

IV. PROCESSES

  To fulfill its responsibilities and duties the Committee shall:

A.  Documents/Reports to Review

  1. Review and reassess the Charter's adequacy periodically, as conditions dictate.

  2. Review the organization's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

  3. Review the regular Management Letter to management prepared by the independent auditors and management's response.

  4. Review the interim financial statements with financial management and the independent auditors prior to the filing of the Company's Form 10-Ks and Form 10-Qs. These meetings should include a discussion of the independent auditors, judgment of the quality of the Company's accounting and any uncorrected misstatements as a result of the auditors quarterly review.

  5. Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

B.  Independent Auditors

  1. Recommend to the Board the selection of the independent auditors, considering independence and effectiveness.

  2. Obtain from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, and discussing with the auditor any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1).

  3. Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

  4. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

  5. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

C.  Financial Reporting Processes

  1. In consultation with the independent auditors, review the integrity of the Company's financial reporting processes, both internal and external.

  2. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  3. Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

D.  Process Improvement

  1. Review with management and the independent auditors any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  2. Review with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  3. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

  4. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

  5. Provide oversight and review the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments.

E.  Ethical and Legal Compliance

  1. Ensure that management has set an appropriate corporate "tone" for quality financial reporting, sound business practices and ethical behavior.

  2. Ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

  3.  Review, with the Company's counsel, legal compliance matters.

  4. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

  5. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

  6. If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee.

                                                                    ATTACHMENT 1

                                  COST-U-LESS

                              AMENDED AND RESTATED
                     1998 STOCK INCENTIVE COMPENSATION PLAN


                              SECTION 1.  PURPOSE

     The purpose of the Cost-U-Less 1998 Incentive Compensation Plan (the "Plan") is to enhance the long-term shareholder value of Cost-U-Less, Inc., a Washington corporation (the "Company"), by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2) to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

                            SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

     2.1  Award

     "Award" means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Options and Stock Awards, or any combination of the foregoing.

     2.2  Board

     "Board" means the Board of Directors of the Company.

     2.3  Cause

     "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

     2.4  Code

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.5  Common Stock

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     2.6  Corporate Transaction

     "Corporate Transaction" means any of the following events:

          (a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than 66-2/3% of the outstanding voting securities of the surviving corporation;

          (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined in Section 8.3) of the Company;

          (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or

          (d) Acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record).

     Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) under the Exchange Act.

     2.7  Disability

     "Disability" means "disability" as that term is defined for purposes of
Section 22(e)(3) of the Code.

     2.8  Exchange Act

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.9  Fair Market Value

     "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing selling price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the Fair Market Value.

     2.10  Good Reason

     "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice by the Holder:

          (a) a change in the Holders status, title, position or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

          (b)  a reduction in the Holder's annual base salary;

          (c) the Successor Corporation's requiting the Holder (without the Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

          (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

          (e) any material breach by the Successor Corporation of its obligations to the Holder under the Plan or any substantially equivalent plan of the Successor Corporation; or

          (f) any purported termination of the Holder's employment or services for Cause by the Successor Corporation that does not comply with the terms of the Plan or any substantially equivalent plan of the Successor Corporation.

     2.11  Grant Date

     "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Award is to be granted.

     2.12  Holder

     "Holder" means (a) the person to whom an Award is granted; (b) for a Holder who has died, the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 10; or (c) the person(s) to whom an Award has been transferred in accordance with Section 10.

     2.13  Incentive Stock Option

     "Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.14  Nonqualified Stock Option

     "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

     2.15  Option

     "Option" means the right to purchase Common Stock granted under Section 7.

     2.16  Plan Administrator

     "Plan Administrator" means the Board or any committee of the Board designated to administer the Plan under Section 3.1.

     2.17  Restricted Stock

     "Restricted Stock" means shares of Common Stock granted under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

     2.18  Securities Act

     "Securities Act" means the Securities Act of 1933, as amended.

     2.19  Stock Award

     "Stock Award" means an Award granted under Section 9.

     2.20  Subsidiary

     "Subsidiary," except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

     2.21  Successor Corporation

     "Successor Corporation" has the meaning set forth in Section 11.2.

                          SECTION 3.  ADMINISTRATION

     3.1  Plan Administrator

     The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (the "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

     3.2  Administration and Interpretation by the Plan Administrator

     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

     3.3  Indemnification

     In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or its subsidiaries, members of the Board and any officers or employees of the Company or its subsidiaries to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

                     SECTION 4.  STOCK SUBJECT TO THE PLAN

     4.1  Authorized Number of Shares

     Subject to adjustment from time to time as provided in Section 11.1, a maximum of 1,000,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

     4.2  Reuse of Shares

     Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Awards under the Plan.

                            SECTION 5.  ELIGIBILITY

     Awards may be granted under the Plan to those officers, directors and employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

                              SECTION 6.  AWARDS

     6.1  Form and Grant of Options

     The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

     6.2  Acquired Company Option Awards

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan

Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Holders.

                         SECTION 7.  AWARDS OF OPTIONS

     7.1  Grant of Options

     The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

     7.2  Option Exercise Price

     The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options.

     7.3  Term of Options

     The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date.

     7.4  Exercise of Options

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

         Period of Holder's Continuous Employment
           or Service With the Company or Its                       Percent of Total Option That Is
         Subsidiaries From the Option Grant Date                        Vested and Exercisable
         ----------------------------------------                   -------------------------------
                     After 1 year                                                  20%
                     After 2 years                                                 40%
                     After 3 years                                                 60%
                     After 4 years                                                 80%
                     After 5 years                                                100%

     To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

     7.5  Payment of Exercise Price

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or check (if any) and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price; or (b) if and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and
(ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, to the extent permitted by the Plan Administrator in its sole discretion, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.5, by (y) a full-recourse promissory note delivered pursuant to Section 12 or (z) such other consideration as the Plan Administrator may permit.

     7.6  Post-Termination Exercises

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

     In the case of termination of the Holder's employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only (a) within one year after the date of termination of the Holder's employment or services if such termination is coincident with Disability or (b) within three months after the date of termination of the Holder's employment or services if such termination is for any reason other than Disability, but in no event later than the remaining term of the Option.

     Any Option exercisable at the time of the Holder's death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 10 at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option.

     In the case of termination of the Holder's employment or services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder's employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

     Any portion of an Option that is not exercisable on the date of termination of the Holder's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise.

     A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

     7.7  Section 162(m) Grant Limit

     Subject to adjustment as provided in Section 11.1, no employee shall be granted one or more Options within any fiscal year of the Company which in the aggregate are for the purchase of more than five hundred thousand (500,000) shares (the "Section 162(m) Grant Limit"). An Option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

                SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

     To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

     8.1  Dollar Limitation

     To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Holder holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

     8.2  10% Shareholders

     If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with
Section 422 of the Code.

     8.3  Eligible Employees

     Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

     8.4  Term

     The term of an Incentive Stock Option shall not exceed 10 years.

     8.5  Exercisability

     To qualify for Incentive Stock option tax treatment, an Option designated as an Incentive Stock Option must be exercised within three months after termination of employment for reasons other than death, except that, in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Holder's reemployment rights are guaranteed by statute or contract. For purposes of this Section 8.5, "total disability" shall mean a mental or physical impairment of the Holder that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Holder to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

     8.6  Taxation Incentive Stock Options

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Holder must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date of the Incentive Stock Option and one year from the date of exercise. A Holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Holder shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

     8.7  Promissory Notes

     The amount of any promissory note delivered pursuant to Section 13 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                           SECTION 9.  STOCK AWARDS

     9.1  Grant of Stock Awards

     The Plan Administrator is authorized to make Awards of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock shall occur by reason of termination of the Holder's services.

     9.2  Issuance of Shares

     Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Holder's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Holder or, in the case of the Holder's death, to the personal representative of the Holder's estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

     9.3  Waiver of Restrictions

     Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

                          SECTION 10.  ASSIGNABILITY

     No Option granted under the Plan may be assigned or transferred by the Holder other than by will or by the applicable laws of descent and distribution, and, during the Holder's lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                           SECTION 11.  ADJUSTMENTS

     11.1  Adjustment of Shares

     In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a Corporate Transaction shall not be governed by this Section 11.1 but shall be governed by Section 11.2.

     11.2  Corporate Transaction

          (a) Except as otherwise provided in the instrument that evidences the Award, in the event of any Corporate Transaction, each Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested and exercisable.

          (b) Such Award shall not so accelerate, however, if and to the extent that such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation. The determination of Award comparability shall be made by the Plan Administrator, and its determination shall be conclusive and binding. Any such Awards granted to an "executive officer" (as that term is defined for purposes of Section 16 of the Exchange Act) of the Company that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event that the Holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Holder voluntarily without Good Reason. The acceleration will not occur if, in the opinion of the Company's outside accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment.

          (c) All such Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

     11.3  Further Adjustment of Options

     Subject to Section 11.2, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Holders, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise and other modifications, and the Plan Administrator may take such actions with respect to all Holders, to certain categories of Holders or only to individual Holders. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

     11.4  Limitations

     The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                           SECTION 12.  WITHHOLDING

     The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Award. In such instances, the Plan Administrator may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts, as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Holder an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Holder to the Company or a Subsidiary.

         SECTION 13.  LOANS, INSTALLMENT PAYMENTS AND LOAN GUARANTEES

     To assist a Holder (including a Holder who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (a) the extension of a loan to the Holder by the Company,
(b) the payment by the Holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the Holder from a third party. The terms of any loans, installment payments or loan guarantees, including the interest rate and terms of repayment, will be subject to the Plan Administrator's discretion; provided, however, that repayment of any Company loan to the Holder shall be secured by delivery of a full-recourse promissory note for the loan amount executed by the Holder, together with any other form of security determined by the Plan Administrator. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

                SECTION 14.  AMENDMENT AND TERMINATION OF PLAN

     14.1  Amendment of Plan

     The Plan may be amended only by the Board in such respects as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan or that may be issued as Stock Awards, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

     14.2  Termination of Plan

     The Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the earlier of the Plan's adoption by the Board and approval by the shareholders.

     14.3  Consent of Holder

     Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of the Plan, the Plan Administrator may modify or amend outstanding Awards granted under the Plan. The modification or amendment of an outstanding Award, or the amendment or termination of the Plan, shall not, without the consent of the Holder, impair or diminish any of the Holder's rights or any of the obligations of the Company under such Award. Except as otherwise provided in the Plan, no outstanding Award shall be terminated without the consent of the Holder. Unless the Holder agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under the Plan shall be made in such a manner so as not to constitute a "modification" as defined in Section 424(h) of the Code and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an "incentive stock option" as defined in
Section 422(b) of the Code.

                             SECTION 15.  GENERAL

     15.1  Award Agreements

     Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

     15.2  Continued Employment or Services; Rights in Awards

     None of the Plan, participation in the Plan or any action of the Plan Administrator taken under the Plan shall be construed as giving any person any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of any person.

     15.3  Registration; Certificates for Shares

     The Company shall be under no obligation to any Holder to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may restrict the exercise of any Option and may adopt exercise control restrictions in order to maintain any exemption requirements of federal or state securities laws. The Company may refuse the exercise of any Option for which an exemption from registration under federal and state securities laws is unavailable. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

     Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

     15.4  No Rights as a Shareholder

     No Option shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option, free of all applicable restrictions.

     15.5  Compliance With Laws and Regulations

     Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Holders who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Holders. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

     15.6  No Trust or Fund

     The Plan is intended to constitute an "unfunded" plan: Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts or to make any special deposits for any immediate or deferred amounts payable to any Holder, and no Holder shall have any rights that are greater than those of a general unsecured creditor of the Company.

     15.7  Severability

     If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

                          SECTION 16.  EFFECTIVE DATE

     The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

     Adopted by the Board on April 28, 1998 and approved by the Company's shareholders on May 13, 1998.

     Amended to increase the maximum number of shares of Common Stock available for issuance under the Plan from 500,000 to 1,000,000 by the Board on February 14, 2001 and approved by the Company's shareholders on ____________________, 2001.

--------------------------------------------------------------------------------

                               COST-U-LESS, INC.

           This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders - May 8, 2001

The undersigned hereby appoint(s) J. Jeffrey Meder and Martin P. Moore, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Cost-U-Less, Inc. held of record by the undersigned on March 28, 2001 at the Annual Meeting of Shareholders of Cost-U-Less to be held at the Doubletree Hotel (Factoria Room), 300 112th Ave. S.E., Bellevue, Washington, at 10:00 a.m. on Tuesday, May 8, 2001, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

              IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

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                           . FOLD AND DETACH HERE .

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                                                                Please mark
                                                                your votes   [X]
                                                                as indicated

                                                 FOR    AGAINST    ABSTAIN
(1) APPROVE THE AMENDMENT TO THE 1998 STOCK      [_]      [_]        [_]
    INCENTIVE COMPENSATION PLAN AND INCREASE
    THE MAXIMUM NUMBER OF SHARES THAT MAY BE
    ISSUED THEREUNDER.


                                                 FOR    AGAINST    ABSTAIN
(2) RATIFY THE APPOINTMENT OF ERNST & YOUNG      [_]      [_]        [_]
    LLP AS THE INDEPENDENT AUDITORS OF COST-U-
    LESS FOR FISCAL 2001.

                                         [_] I plan to attend the Annual Meeting

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
ITEM 1 AND "FOR" ITEM 2. The Board of Directors recommends a vote "FOR" Item 1 and "FOR" Item 2.

              ___________
                         |   Date ________________________________________
                         |
                         |   Signature(s) ________________________________
                         |
                         |   Date ________________________________________

                             Signature(s) ________________________________

                             Please sign exactly as name appears hereon.
                             Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

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                           . FOLD AND DETACH HERE .